Exhibit 99.1

Litigation Update - Safety Shot Authorized to Serve Notice of Motion for Default Judgment Upon Capybara Research and Igor Appelboom by Public Disclosure and Press Release

JUPITER, FL - MARCH 12, 2024 - On December 5, 2023, Safety Shot, Inc. (Nasdaq: SHOT) (“Safety Shot” or the “Company”) announced that it filed a federal lawsuit in the United States District Court for the Southern District of New York, Safety Shot, Inc. v. Capybara Research et. al., Case No. 1:23-cv-10728-JSR (the “Action”), against Defendants Capybara Research (“Capybara”), Igor Appelboom (“Appelboom,” together with Capybara, the “Capybara Defendants”) and Accretive Capital d/b/a Benzinga (“Benzinga,” together with the Capybara Defendants, the “Defendants”).

On December 22, 2023, the Company filed a motion to alternatively serve the Capybara Defendants its summons and complaint by email pursuant to Rule 4(f)(3) of the Federal Rules of Civil Procedure. On December 26, 2023, Senior Judge of the United States District Court for the Southern District of New York, The Honorable Jed. S. Rakoff, entered an order granting the Company’s motion. The Company’s counsel at The Basile Law Firm, P.C. attempted to serve the Capybara Defendants by email. However, in response to the Company’s motion and the order, the Capybara Defendants undertook steps to intentionally evade proper service by deleting their respective email addresses.

Because of the evasive behavior exhibited by the Capybara Defendants, on January 8, 2024, the Company was required to file a second motion for alternative service in which the Company requested authorization to serve the Capybara Defendants through their respective X accounts, through Capybara’s website’s contact page, by newspaper publication and through a public disclosure and press release. On January 10, 2024, an order was entered granting the Company’s second motion for alternative service, ECF 24 (the “Order”).

On January 16, 2024, the Company filed a Form 8-K and press release attempting to serve the Capybara Defendants (the “January Form 8-K”). On February 6, 2024, the Company filed a Form 8-K/A (“February Form 8-K/A”) amending and rectifying an error in the upload of the Company’s complaint as Exhibit 99.3 to the January Form 8-K. Upon the filing of the February Form 8-K/A, the Capybara Defendants were provided the Constitutional requirement of actual notice of the Capybara Action pursuant to Rule 4(f)(3) of the Federal Rules of Civil Procedure.

Pursuant to Rule 12(a)(1) of the Federal Rules of Civil Procedure, the Capybara Defendants’ time to appear and serve an answer to the Company’s complaint expired on February 27, 2024. On February 28, 2024, the Clerk of the Court for the Southern District of New York issued a Certificate of Default as to the Capybara Defendants.

Further, on December 29, 2023, the Company properly served Benzinga a summons and its complaint. Pursuant to Rule 12(a)(1) of the Federal Rules of Civil Procedure, Benzinga’s time to appear and serve an answer to the Company’s complaint expired on January 19, 2024. On January 29, 2024, the Clerk of the Court for the Southern District of New York issued a Certificate of Default as to Benzinga. As such, all Defendants to the Action are in default.

On February 28, 2024, the Court expanded the authorization granted to the Company in the Order, permitting Plaintiff to serve notice of a motion for default judgment upon the Capybara Defendants via a Form 8-K disclosure and press release. On March 6, 2024, the Company filed an ex parte motion for default judgment against the Defendants, ECF 36 (“Motion for Default Judgment”).

On March 15, 2024, the Company will make its motion before the Court for an order granting the Company’s Motion for Default Judgment against the Defendants pursuant to Rule 55(b)(2) of the Federal Rules of Civil Procedure. The Motion for Default Judgment will be heard on March 15, 2024 at 9:00 A.M. at the Daniel Patrick Moynihan United States Courthouse, 500 Pearl Street, New York, NY 10007, Courtroom 14B.

This press release, as well as the Form 8-K filed in tandem onto the U.S. Securities and Exchange Commission’s Electronic Data Gathering, Analysis and Retrieval system, hereby provides the Capybara Defendants with proper notice of the Company’s Motion for Default Judgment pursuant to the Order of The Honorable Jed S. Rakoff and Local Rule 55.2(c) of the District Court for the Southern District of New York.

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